Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated December 5, 2012 to

Pricing Supplement No. 4, dated November 30, 2011, Pricing Supplement No. 6, dated December 2, 2011, and Pricing Supplement No. 7, dated December 6, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2012 and December 5, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	86.307%	$1,726,140	November 30, 2012
$1,500,000	86.990%	$1,304,850	December 5, 2012

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2012 and December 5, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$700,000	64.795%	$453,565	November 13, 2012
$1,500,000	65.343%	$980,145	November 26, 2012
$2,000,000	63.741%	$1,274,820	December 4, 2012

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2012 and December 5, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	105.215%	$1,052,150	November 26, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$8,700,000.00	78.065%	$6,791,670.00	$926.38(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $68,392.70 that have been paid in respect of the securities covered by pricing supplements No. 4, No. 6 and No. 7 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $67,466.32 remain available for future offerings for such pricing supplements described above.